Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form S-8 No. 333-257486) pertaining to the 2020 Stock Option and Grant Plan, 2021 Stock Option and Incentive Plan, and 2021 Employee Stock Purchase Plan of LENZ Therapeutics, Inc. (formerly Graphite Bio, Inc.),
(2) Registration Statements (Forms S-8 Nos. 333-263747 & 333-270694) pertaining to the 2021 Stock Option and Incentive Plan and 2021 Employee Stock Purchase Plan of LENZ Therapeutics, Inc. (formerly Graphite Bio, Inc.), and
(3) Registration Statement (Forms S-3 No. 333-266262) of LENZ Therapeutics, Inc. (formerly Graphite Bio, Inc.);
of our report dated March 21, 2024 with respect to the financial statements of Lenz Therapeutics, Inc., included in this Current Report (Form 8-K) of LENZ Therapeutics, Inc. (formerly Graphite Bio, Inc.).
/s/ Ernst & Young LLP
San Diego, California
March 21, 2024